Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-8 (Registration Number 333-282033) of BitFuFu Inc. (the “Company”) of our report dated April 21, 2025 relating to the audit of the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2024, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 3, 2025	Certified Public Accountants
PCAOB ID: 1171